Exhibit 10.1

AMENDMENT NO. 10

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 10 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of April 12, 2022 (this “Amendment”), among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), HY-TECH MACHINE, INC., a Delaware corporation (“Hy-Tech” and together with P&F and Florida Pneumatic, collectively, the “Borrowers” and each, a “Borrower”), JIFFY AIR TOOL, INC., a Delaware corporation (“Jiffy”), ATSCO HOLDINGS CORP., a Delaware corporation (“ATSCO”), BONANZA PROPERTIES CORP., a Delaware corporation (“Properties”), CONTINENTAL TOOL GROUP, INC., a Delaware corporation (“Continental”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), EXHAUST TECHNOLOGIES, INC., a Delaware corporation, (“Exhaust”); HY-TECH ILLINOIS, INC., a Delaware corporation formerly known as DaVinci Purchase Corp. (“HT-Illinois”), and HEISMAN ACQUISITION CORP., a Delaware corporation (“Heisman”; and together with Jiffy, ATSCO, Properties, Continental, Countrywide, Embassy, Exhaust, and HT-Illinois, collectively, “Guarantors” and each, a “Guarantor”) the financial institutions party to this Amendment as lenders (collectively, “Lenders”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (“Agent”).

RECITALS:

A.            Borrowers, Guarantors, the lenders from time to time party thereto (collectively, the “Lenders”) and Agent are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of April 5, 2017 (as amended, restated, supplemented, or otherwise modified from time to time immediately prior to the effectiveness of this Amendment, the “Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

B.            Borrowers have requested that Agent and the Lenders amend certain provisions of the Loan Agreement.

C.            Subject to the terms and conditions set forth below, Agent and the Lenders party hereto are willing to amend the Loan Agreement as set forth herein.

In furtherance of the foregoing, the parties agree as follows:

Section 1.      AMENDMENTS. Effective as of the Amendment No. 10 Closing Date, and subject to the terms and conditions set forth herein and in reliance upon representations and warranties set forth herein:

(a)            The Loan Agreement (excluding the Schedules thereto, except as noted in clause (b) below), is hereby amended as set forth in Exhibit A to this Amendment, with all revisions to the Loan Agreement reflected in Exhibit A in redlined format (i.e., to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text and double-underlined text).

(b)            Schedule 1.1 to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

Section 2.      CONDITIONS PRECEDENT. The parties hereto agree that the amendment set forth in Section 1 above shall not be effective until the satisfaction of each of the following conditions precedent:

(a)            Documentation. Agent shall have received (i) a counterpart of this Amendment, duly executed and delivered by Borrowers, Guarantors and all of the Lenders then party to the Loan Agreement, (ii) UCC search results and good standing certificates acceptable to Agent; (iii) certificate of a duly authorized officer of each Obligor (other than an Immaterial Subsidiary), certifying (x) that such Obligor’s Organic Documents have not been modified or the attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (y) that an attached copy of resolutions authorizing execution and delivery of the Amendment is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (z) to the title, name and signature of each Person authorized to sign the Amendment and other Loan Documents and (iv) such other documents and certificates as Agent or its counsel may reasonably request relating to any other legal matters relating to any Obligor or the transactions contemplated hereby.

(b)            Fees and Expenses. All fees and expenses of counsel to Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

Section 3.      REPRESENTATIONS AND WARRANTIES.

(a)            In order to induce Agent and the Lenders to enter into this Amendment, each Borrower represents and warrants to Agent and the Lenders as follows:

(i)            The representations and warranties made by such Borrower in Section 9 of the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct on and as of such earlier date.

(ii)            No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Amendment.

(b)            In order to induce Agent and the Lenders to enter into this Amendment, each Borrower and each Guarantor represents and warrants to Agent and the Lenders that (i) this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation and (ii) the execution, delivery and performance by each Borrower and each Guarantor of this Amendment (w) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third party, except for (A) such as have been obtained or made and are in full force and effect or (B) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (x) do not and will not violate any Applicable Law or the Organic Documents of such Borrower or such Guarantor, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (y) do not and will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (z) do not and will not result in the creation or imposition of any Lien on any asset of any Obligor, except Liens created under the Loan Documents.

Section 4.      MISCELLANEOUS.

(a)            Ratification and Confirmation of Loan Documents. Each Borrower and each Guarantor hereby consents, acknowledges and agrees to the amendment set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation, with respect to each Guarantor, the continuation of its payment and performance obligations under the guaranties set forth in Section 15 of the Loan Agreement upon and after the effectiveness of the amendment contemplated hereby and, with respect to each Borrower and each Guarantor, the continuation and extension of the liens granted under the Loan Agreement and Security Documents to secure the Obligations). Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, or Agent under the Loan Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Obligors under the Loan Documents, in each case, as amended by this Amendment. Notwithstanding that the cover page of the Loan Agreement attached hereto as Exhibit A is dated “as of April 5, 2017”, the preamble of the Loan Agreement is dated “as of April 5, 2017”, and Section 6.1 of the Loan Agreement contains those conditions which were applicable to the initial Closing Date of April 5, 2017, the changes to the Loan Agreement effected by this Amendment shall be effective as of the satisfaction to the conditions to effectiveness set forth in Section 2 of this Amendment. The signature pages may be omitted from Exhibit A hereto; however, the execution and delivery of this Amendment shall be deemed to be an agreement by each party signatory hereto to modify the Loan Agreement as amended hereby. This Amendment shall for all purposes constitute a Loan Document.

(b)            Fees and Expenses. Borrowers shall pay on demand all reasonable costs and expenses of Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent.

(c)            Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d)            Governing Law; Waiver of Jury Trial. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Sections 14.13, 14.14 and 14.15 of the Loan Agreement.

(e)            Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f)            Notices. All communications and notices hereunder shall be given as provided in the Loan Agreement as amended hereby.

(g)            Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by Agent for such purpose.

(h)            Enforceability; Severability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction

(i)            Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, Agent, each Lender and their respective successors and assigns (subject to Section 13 of the Loan Agreement).

(j)            Guarantor Acknowledgement. Each Guarantor hereby: (i) consents to this Amendment and to the changes to the Loan Agreement to be effected by this Amendment; (ii) acknowledges that this Amendment does not in any way modify, limit, or release any of its obligations under the Loan Agreement; and (iii)  acknowledges that its consent to any other modification to any Loan Document will not be required as a result of the consent set forth in this Section 4 having been obtained, except to the extent, if any, required by the specific terms of that Loan Document.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

The following parties have caused this Amendment to be executed as of the date first written above.

BORROWERS:

P&F INDUSTRIES, INC.
FLORIDA PNEUMATIC MANUFACTURING
CORPORATION
HY-TECH MACHINE, INC.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

GUARANTORS:

ATSCO HOLDINGS CORP.
JIFFY AIR TOOL, INC.,
BONANZA PROPERTIES CORP.,
CONTINENTAL TOOL GROUP, INC.
COUNTRYWIDE HARDWARE, INC.
EMBASSY INDUSTRIES, INC.
EXHAUST TECHNOLOGIES, INC.
HY-TECH ILLINOIS, INC.
HEISMAN ACQUISITION CORP.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

AMENDMENT NO. 10 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Signature Page

AGENT AND LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Julianne Low
Name: Julianne Low
Title: Senior Director

AMENDMENT NO. 10 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Signature Page

EXHIBIT A

Loan and Security Agreement

See attached.

~~CONFORMED LOAN AGREEMENT~~

EXHIBIT A TO AMENDMENT NO. ~~5~~10 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

~~UPDATED TO INCLUDE~~

~~Amendment No. 6 to Loan Agreement, dated as of February 14, 2019~~

~~Amendment No. 7 to Loan Agreement, dated as of April 19, 2019~~

~~Consent, Joinder and Amendment No. 8 to Loan Agreement, dated as of October 25, 2019~~

~~Consent, Joinder and Amendment No. 9 to Loan Agreement, dated as of January 14, 2022~~

P&F INDUSTRIES, INC.,

FLORIDA PNEUMATIC MANUFACTURING CORPORATION,

and

HY-TECH MACHINE, INC.,

as Borrowers,

ATSCO HOLDINGS CORPORATION,

JIFFY AIR TOOL, INC.,

BONANZA PROPERTIES CORP.,

CONTINENTAL TOOL GROUP, INC.,

COUNTRYWIDE HARDWARE, INC.,

EMBASSY INDUSTRIES, INC.,

~~and~~

EXHAUST TECHNOLOGIES, INC.,

HY-TECH ILLINOIS, INC.

and

HEISMAN ACQUISITION CORP.

as Guarantors,

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of April 5, 2017

~~$18,100,000.00~~

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Agent

~~[1] DaVinci Purchase Corp. joined the Loan Agreement as a Guarantor per Amendment No. 8. DaVinci subsequently changed its name to Hy-Tech Illinois, Inc.~~

~~Heisman Acquisition Corp. joined the Loan Agreement as a Guarantor per Amendment No. 9.~~

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	2

1.1	Definitions	2

1.2	Accounting Terms	35

1.3	Uniform Commercial Code	35

1.4	Certain Matters of Construction	35

1.5	Division	36

Section 2.	CREDIT FACILITIES	36

2.1	Revolver Commitment	36

2.2	Term Loan Commitment	37

2.3	Letter of Credit Facility	39

Section 3.	INTEREST, FEES AND CHARGES	41

3.1	Interest	41

3.2	Fees	43

3.3	Computation of Interest, Fees, Yield Protection	43

3.4	Reimbursement Obligations	44

3.5	Illegality	44

3.6	Inability to Determine Rates; Benchmark Replacement Setting	45

3.7	Increased Costs; Capital Adequacy	49

3.8	Mitigation	50

3.9	Funding Losses	51

3.10	Maximum Interest	51

Section 4.	LOAN ADMINISTRATION	51

4.1	Manner of Borrowing and Funding Revolver Loans	51

4.2	Defaulting Lender	53

4.3	Number and Amount of SOFR Loans; Determination of Rate	53

4.4	Borrower Agent	53

4.5	One Obligation	54

4.6	Effect of Termination	54

Section 5.	PAYMENTS	54

5.1	General Payment Provisions	54

5.2	Repayment of Revolver Loans	54

5.3	Repayment of Term Loans	54

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5.4	Payment of Other Obligations	55

5.5	Marshaling; Payments Set Aside	56

5.6	Post-Default Allocation of Payments	56

5.7	Application of Payments	57

5.8	Loan Account; Account Stated	57

5.9	Taxes	57

5.10	Lender Tax Information	58

5.11	Nature and Extent of Each Borrower’s Liability	59

Section 6.	CONDITIONS PRECEDENT	61

6.1	Conditions Precedent to Initial Loans	61

6.2	Conditions Precedent to All Credit Extensions	62

Section 7.	COLLATERAL	63

7.1	Grant of Security Interest	63

7.2	Lien on Deposit Accounts; Cash Collateral	63

7.3	Real Estate Collateral	64

7.4	Investment Property and other Equity Interests	64

7.5	Other Collateral; New Subsidiaries	65

7.6	No Assumption of Liability	66

7.7	Further Assurances	66

7.8	Foreign Subsidiary Stock	66

Section 8.	COLLATERAL ADMINISTRATION	66

8.1	Borrowing Base Certificates	66

8.2	Administration of Accounts	67

8.3	Administration of Inventory	67

8.4	Administration of Equipment	68

8.5	Administration of Deposit Accounts	68

8.6	General Provisions	69

8.7	Power of Attorney	70

Section 9.	REPRESENTATIONS AND WARRANTIES	71

9.1	General Representations and Warranties	71

9.2	Complete Disclosure	76

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Section 10.	COVENANTS AND CONTINUING AGREEMENTS	76

10.1	Affirmative Covenants	76

10.2	Negative Covenants	79

10.3	Financial Covenants	84

Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	84

11.1	Events of Default	84

11.2	Remedies upon Default	85

11.3	License	86

11.4	Setoff	86

11.5	Remedies Cumulative; No Waiver	87

Section 12.	AGENT	87

12.1	Appointment, Authority and Duties of Agent	87

12.2	Agreements Regarding Collateral and Field Examination Reports	88

12.3	Reliance By Agent	89

12.4	Action Upon Default	89

12.5	Ratable Sharing	89

12.6	Indemnification of Agent Indemnitees	90

12.7	Limitation on Responsibilities of Agent	90

12.8	Successor Agent and Co-Agents	91

12.9	Due Diligence and Non-Reliance	92

12.10	Replacement of Certain Lenders	92

12.11	Remittance of Payments and Collections	92

12.12	Agent in its Individual Capacity	94

12.13	Agent Titles	95

12.14	Bank Product Providers	95

12.15	No Third Party Beneficiaries	95

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	95

13.1	Successors and Assigns	95

13.2	Participations	95

13.3	Assignments	96

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Section 14.	MISCELLANEOUS	96

14.1	Consents, Amendments and Waivers	96

14.2	Indemnity	97

14.3	Notices and Communications	98

14.4	Performance of Borrowers’ Obligations	98

14.5	Credit Inquiries	98

14.6	Severability	98

14.7	Cumulative Effect; Conflict of Terms	98

14.8	Counterparts	99

14.9	Entire Agreement	99

14.10	Relationship with Lenders	99

14.11	No Control; No Advisory or Fiduciary Responsibility	99

14.12	Confidentiality	100

14.13	GOVERNING LAW	100

14.14	Consent to Forum	100

14.15	Waivers by Obligors	100

14.16	Patriot Act Notice	101

14.17	Acknowledgement Regarding any Supported QFCs	101

Section 15.	GUARANTY OF OBLIGATIONS	102

15.1	Guaranty; Limitation of Liability	102

15.2	Guaranty Absolute	103

15.3	Waivers and Acknowledgments	104

15.4	Subrogation	105

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LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A Revolver Note

Exhibit B-1 Term Loan Note

Exhibit B-2 Capex Loan Note

Exhibit C Assignment and Acceptance

Exhibit D Assignment Notice

Schedules:

Schedule 1.1 Commitments of Lenders

Schedule 1.2 Immaterial Subsidiaries

Schedule 7.3.1 Owned Real Estate

Schedule 7.4.1 Pledged Interests

Schedule 8.3.3 Sale on Consignment or Approval

Schedule 8.5 Deposit Accounts

Schedule 8.6.1 Business Locations

Schedule 9.1.4 Names and Capital Structure

Schedule 9.1.11 Patents, Trademarks, Copyrights and Licenses

Schedule 9.1.14 Environmental Matters

Schedule 9.1.15 Restrictive Agreements

Schedule 9.1.16 Litigation

Schedule 9.1.18 Pension Plans

Schedule 9.1.20 Labor Contracts

Schedule 10.2.2 Existing Liens

Schedule 10.2.4 Approved Incentive Compensation Plan

Schedule 10.2.17 Existing Affiliate Transactions

Schedule 10.2.22 Post-Closing Deliveries

-v-

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of April 5, 2017 (this “Agreement”), among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), HY-TECH MACHINE, INC., a Delaware corporation (“Hy-Tech” and together with P&F and Florida Pneumatic, collectively, the “Borrowers” and each, a “Borrower”), JIFFY AIR TOOL, INC., a Delaware corporation (“Jiffy”), ATSCO HOLDINGS CORPORATION, a Delaware corporation (“ATSCO”), BONANZA PROPERTIES CORP, a Delaware corporation (“Properties”), CONTINENTAL TOOL GROUP, INC., a Delaware corporation (“Continental”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), EXHAUST TECHNOLOGIES, INC., a Delaware corporation, (“Exhaust”), HY-TECH ILLINOIS, INC., a Delaware corporation (“HT-Illinois”), HEISMAN ACQUISITION CORP., a Delaware corporation (“Heisman”, and together with Jiffy, ATSCO, Properties, Continental, Countrywide ~~and~~, Embassy, Exhaust and HT-Illinois, collectively, “Guarantors” and each, a “Guarantor”) the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

A.      ~~A.~~      Reference is hereby made to that certain Amended and Restated Loan and Security Agreement, dated as of August 12, 2014 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”), by and among the Borrowers and Guarantors party thereto, the Lenders (as defined therein) and the Agent;

B.      ~~B.~~      The Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the existing Loans shall be re-evidenced as Loans (as defined below) owing to the Lenders under this Agreement on a Pro Rata basis;

C.      ~~C.~~      It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Agreement and re-evidence the obligations and liabilities of the Obligors outstanding thereunder, which shall be payable in accordance with the terms hereof; and

D.      ~~D.~~      It is also the intent of the Borrowers and Guarantors to confirm that all obligations under the Existing Agreement and the “Loan Documents” (as referred to and defined in the Existing Agreement) shall continue in full force and effect but only as modified and/or restated hereby and that, from and after the Restatement Effective Date, all references to the “Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Agreement is hereby amended and restated as follows

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.      DEFINITIONS; RULES OF CONSTRUCTION

1.1       Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Acquisition: any transaction or series of related transactions resulting in the (a) acquisition of all or substantially all of the Property or business of any Person, or of any business unit, line of business or division of any Person or Property constituting a business unit, line of business or division of any other Person, (b) acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing a person to become a Subsidiary of the acquiring Person, or (c) merger, consolidation, amalgamation or other combination, whereby a Person becomes a Subsidiary of the acquiring Person.

Additional Revolver Commitment: during the Temporary Revolver Commitment Increase Period, the additional commitment of each Lender to make Revolver Loans and participate in LC Obligations up to a maximum principal amount set forth on Schedule 1.1 or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.

Adjusted EBITDA: for any period, with respect to the Obligors on a consolidated basis, net income (as that term is determined in accordance with GAAP) for such period, plus:

(a)      ~~(a)~~      without duplication and to the extent already deducted (and not added back) in arriving at such consolidated net income, the sum of the following amounts for such period:

(i)	~~(i)~~ the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period;

(ii)	~~(ii)~~ all interest expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon indebtedness (including Debt to Agent and Lenders) paid or payable during such period;

(iii)	~~(iii)~~ all tax liabilities paid or accrued during such period;

(iv)	~~(iv)~~ non-cash compensation charges and expenses including, but limited to, charges and expenses related to the management incentive plans and employee bonus plans (to the extent deducted in determining net income for such period);

(v)	~~(v)~~ any non-cash charges related to impairment of intangible assets;

(vi)	~~(vi)~~ other non-cash charges including, without limitation amortization of (x) contingent consideration payable to the Seller of the Jiffy Business with respect to the Jiffy Acquisition, and (y) non-cash reduction to sales related to advance payments to Home Depot that were made in 2018; and

(vii)	~~(vii)~~ transaction fees, costs and expenses in connection with any Acquisition, not to exceed $350,000.

minus     (b)     without duplication and to the extent included in arriving at such consolidated net income, the following amounts for such period:

(viii)	~~(i)~~ the amount of all gains realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the Ordinary Course of Business and any income for such period attributable to the early extinguishment of Debt;

(ix)	~~(ii)~~ all other non-cash gains or extraordinary non-recurring income added in determining consolidated net income.

Notwithstanding the above, no more than 10% of Adjusted EBITDA shall be attributable to Universal. In addition, for the purposes of determining the Adjusted EBITDA of Jiffy for the Fiscal Quarters ending June 30, 2017, September 30, 2017 and December 31, 2017, Adjusted EBITDA of Jiffy (i) for the Fiscal Quarter ending June 30, 2017, shall be deemed to equal (x) the actual amount of Adjusted EBITDA of Jiffy for such Fiscal Quarter, multiplied by (y) 4, (ii) for the Fiscal Quarter ending September 30, 2017, shall be deemed to equal (x) the sum of the actual amounts of Adjusted EBITDA of Jiffy for such Fiscal Quarter and the Fiscal Quarter ending June 30, 2017, multiplied by (y) 2, and (iii) for the Fiscal Quarter ending December 31, 2017, shall be deemed to equal (x) the sum of the actual amounts of Adjusted EBITDA of Jiffy for such Fiscal Quarter and the Fiscal Quarters ending June 30, 2017 and September 30, 2017, multiplied by (y) 4/3.

Adjusted Term SOFR: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Amendment No. 5 Closing Date: February 8, 2019.

Amendment No. 10 Closing Date: April 12, 2022.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including OFAC requirements and the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: (a) with respect to Tranche A Term Loans, (i) 0.50% with respect to Base Rate Term Loans and (ii) 1.50% with respect to ~~LIBOR~~SOFR Term Loans; (b) with respect to Capex Loans, (i) 0.50% with respect to Base Rate Capex Loans and (ii) 1.50% with respect to ~~LIBOR~~SOFR Capex Loans; and (c) with respect to Revolver Loans, the margins set forth below, as determined by the Leverage Ratio for the Measurement Period ending as of the most recently ended Fiscal Quarter:

Level	Leverage Ratio	Base Rate Revolver Loans	~~LIBOR~~SOFR Revolver Loans
I	> 2.50 to 1.00	1.00%	2.00%
II	> 2.00 to 1.00 and < 2.50 to 1.00	0.75%	1.75%
III	< 2.00 to 1.00	0.50%	1.50%

~~Until Agent receives a Compliance Certificate~~; provided, however, that if the Leverage Ratio cannot be tested as of any Determination Date (as defined below) due to EBITDA being less than zero for the ~~Fiscal Quarter ended June 30, 2017~~applicable test period, then the Applicable Margin shall be determined as if Level I were applicable until the next succeeding Determination Date. As of the Amendment No. 10 Closing Date, margins shall be determined as if Level ~~II~~I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter~~,~~ (each such date, a “Determination Date”), which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Approved Guarantor: a Guarantor whose Accounts and/or Inventory have been approved in writing by Agent for inclusion in the Borrowing ~~base~~Base to the extent determined by Agent to be Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory, as the case may be. As of the Amendment No. ~~5~~10 Closing Date, only Jiffy, Hy-Tech Illinois and Heisman shall be ~~an~~ Approved ~~Guarantor~~Guarantors.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans minus the stated amount of all Letters of Credit.

Availability Reserve: the sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the Bank Product Reserve; and (d) the aggregate amount of liabilities at any time (i) secured by Liens upon Collateral that are senior to Agent’s Liens or (ii) for which Agent and Lenders may be obligated to third parties in connection with this Agreement for which claims may be reasonably expected to be asserted against the Collateral, Agent or Lenders (but imposition of any such reserve shall not waive an Event of Default arising therefrom).

Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.6.2(d).

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or other Obligor, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its reasonable discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a floating interest rate per annum ~~rate~~ equal to the ~~greatest~~highest of (a) the Prime Rate for such day~~;~~, (b) the ~~annualized rate for 90-day dealer commercial paper which normally appears in~~ sum of 0.5% per annum and the ~~“Money Rates” section of The Wall Street Journal~~Federal Funds Rate; and (c) ~~LIBOR for a 30 day interest period as~~ the sum of (x) Adjusted Term SOFR calculated for each such day based on an Interest Period of one month determined ~~on~~ two (2) Business Days prior to such day, plus ~~1.00%~~(y) the excess of the Applicable Margin for the SOFR Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR for an Interest Period of one month. provided, that in no event shall the Base Rate be less than zero.

Base Rate Capex Loan: a Capex Loan that bears interest based on the Base Rate.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Base Rate Term Loan: a Term Loan that bears interest based on the Base Rate.

Base Rate Term SOFR Determination Day: as defined in the definition of “Term SOFR”.

Benchmark: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6.2.

Benchmark Replacement: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent in consultation with Borrower Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent in consultation with Borrower Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Date: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2.

Beneficial Owner: without duplication, any Person who, directly or indirectly, through any contract, arrangement, understanding relationship or otherwise has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the Availability Reserve, and (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, ~~,~~ minus the Borrowing Base Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Borrowing Base Reserve: the sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Dilution Reserve; (f) the aggregate amount of liabilities secured by Liens upon Revolving Credit Collateral that are senior in priority to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable credit judgment exercised in good faith may elect to impose from time to time.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York~~, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market~~.

Capex Loan: a term loan made pursuant to Section 2.2B.

Capex Loan Commitment: for any Lender, its obligation to make Capex Loans up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.

Capex Loan Commitments: means the aggregate amount of such commitments of all Lenders in an aggregate amount up to $2,000,000. As of the Amendment No. 10 Closing Date, the unused Capex Loan Commitment is $1,600,000.

Capex Loan Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit B-2, which shall be in the amount of such Lender’s Capex Loan Commitment and shall evidence the Capex Loans made by such Lender.

Capex Loan Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; and (c) the date on which the Capex Loan Commitments are terminated pursuant to Section 11.2.

Capital Expenditures: without duplication, all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital One: Capital One, National Association, a national banking association, and its successors and assigns.

Capital One Indemnitees: Capital One and its officers, directors, employees, Affiliates, agents and attorneys.

Cash Collateral: cash and Cash Equivalents, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account with Agent or an Affiliate of Agent, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees contracted for and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Capital One or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper issued by Capital One or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Capital One or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: (a) P&F ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors (other than Immaterial Subsidiaries); (b) the Horowitz Percentage is less than twenty-five percent (25%); (c) the current Board of Directors of P&F, or any of them, together with any director approved or nominated by the then majority of the Board of Directors of P&F, or any of them, does not constitute a majority of the Board of Directors of P&F; (d) all or substantially all of any Borrower’s or Approved Guarantor’s assets are sold or transferred, other than sale or transfer to another Borrower; or (e) Richard A. Horowitz at any time ceases to be the chief executive officer of P&F, whether because of death, disability or otherwise, unless the replacement chief executive officer of P&F appointed by the Board of Directors of P&F within 120 days is reasonably acceptable to Agent and Required Lenders.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: April 5, 2017.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment, Term Loan Commitment and Capex Loan Commitment. “Commitments” means the aggregate amount of all Revolver Commitments, Term Loan Commitments and Capex Loan Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: means the Commodity Exchange Act (7 U.S.C. §~~-~~1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers (i) certify as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth reasonably detailed calculations of the Leverage Ratio and Fixed Charge Coverage Ratio and, to the extent then applicable, certify compliance with the provisions of Section 10.3 and (iii) calculate the applicable Level for the Applicable Margin.

Conforming Changes: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.6.2 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Countrywide Lease: that certain lease agreement dated as of April 29, 2010 by and between Countrywide, as landlord, and Purification Technologies, Inc., as tenant, as heretofore modified, supplemented or amended.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding accrued expenses and trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer (other than the discontinued operations of WMC).

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, (b) has notified a Borrower, Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account (including the Dominion Account) for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Derivative Security: the right to become the Beneficial Owner of any Equity Interest, including any right to acquire such Equity Interest (a) through the exercise of any option, warrant or right or similar arrangement; (b) through the conversion of a security or similar arrangement; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

Designated Jurisdiction: any country or territory that is the subject of any Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: at any date of determination, the percentage amount by which the Dilution Percent exceeds 5% (rounded up to the nearest whole number) times the amount of Eligible Accounts.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest of an Obligor (other than payment-in-kind); any distribution, loan, management fee, advance or repayment of Debt to a holder of Equity Interests of an Obligor or of an Affiliate of an Obligor; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest of an Obligor or an Affiliate of an Obligor.

Dividend: as defined in Section 7.4.3.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers and (to the extent owning Accounts) Guarantors at Capital One, over which Agent has exclusive control for withdrawal purposes.

Eligible Account: an Account owing to a Borrower or Approved Guarantor that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its reasonable discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a)(i) with respect to Accounts from the Boeing Company, it is unpaid for more than 30 days after the original due date, or more than 120 days after the original invoice date and (ii) with respect to all other Accounts, it is unpaid for more than 60 days after the original due date; (b) Accounts representing 50% or more of all amounts owing by the Account Debtor thereon are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, (i) with respect to Accounts from The Home Depot, Inc., it exceeds (A) so long as The Home Depot, Inc. is rated BBB- (or better) by S&P, 45% of the aggregate Eligible Accounts, (B) so long as The Home Depot, Inc. is rated BB+ by S&P, 25% of the aggregate Eligible Accounts, and (C) so long as The Home Depot, Inc. is rated BB- (or lower) by S&P, 20% of the aggregate Eligible Accounts, and (ii) with respect to all other Accounts, 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to an offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or such Borrower or such Guarantor (as applicable) is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien except Permitted Liens permitted by Section 10.2.2(c); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a (direct) sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion. None of the Obligors or any Affiliates of any Obligor shall be Eligible Assignees.

Eligible In-Transit Inventory: Inventory owned by a Borrower or Approved Guarantor that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of such Borrower or such Guarantor within the United States, with respect to which such Borrower or such Guarantor maintains accurate and complete accounting and other records in form satisfactory to Agent and that Agent, in its reasonable discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a Document showing Agent (or, with the consent of Agent, another Person acceptable to Agent) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) has been identified to the applicable sales contract and title has passed to such Borrower such Guarantor; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower or Guarantor is in default of any obligations; (e) is subject to purchase orders and other sale documentation satisfactory to Agent; (f) is shipped by a common carrier that is not affiliated with the vendor and is not subject to Sanctions or any specially designated nationals list maintained by OFAC; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory that is owned by a Borrower or Approved Guarantor and that Agent, in its reasonable discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to Sanctions or any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States, is not in transit except between locations of Borrowers or an Approved Guarantor, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s, such Guarantor’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

Environmental Agreement: each agreement of Obligors with respect to any Real Estate subject to a Mortgage, pursuant to which Obligors agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including any Derivative Securities.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Erroneous Payment: as defined in Section 12.11.4(a).

Payment Notice: as defined in Section 12.11.4(b).

Payment Recipient: as defined in Section 12.11.4(a).

Event of Default: as defined in Section 11.

Excluded Hedge Obligation: with respect to an Obligor, each Hedge Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Hedge Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Hedge Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Hedge Obligation. If a Hedging Agreement governs more than one Hedge Obligation, only the Hedge Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Hedge Obligation(s) for the applicable Obligor.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Obligors with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

Existing Agreement: as defined in Recital A.

Existing Capex Loans: as defined in Section 2.2B.

Existing Term Loans: as defined in Section 2.2.1.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Facility Guaranty: as defined in Section 15.1.

Family Trust: in respect of any individual, any trust for the exclusive benefit of such individual, his/her spouse and lineal descendants, so long as such individual has the exclusive right to control such trust.

FASB ASC: the Accounting Standards Codification of the Financial Accounting Standards Board.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Capital One on the applicable day on such transactions, as determined by Agent.

Fidelity Transaction: the repurchase, redemption or retirement for value of approximately 390,000 shares of P&F stock held by FMC, LLC and/or its affiliates solely for cash consideration of up to $3,100,000.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of P&F and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fitch: Fitch Ratings Ltd., a division of Fitch, Inc., and its successors.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for P&F and its Subsidiaries for the most recent Measurement Period, of (a) Adjusted EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid (excluding any cash taxes paid in connection with the sale of certain real property in June 2019 previously owned by Florida Pneumatic and located in Jupiter, Palm Beach County, Florida), to (b) Fixed Charges.

Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than prepayments of Revolver Loans pursuant to Section 5.2 to the extent the Revolver Commitments are not permanently reduced by a corresponding amount pursuant to Section 2.1.4 ) and Distributions made (but excluding the Fidelity Transaction); provided that, for the applicable Measurement Periods, Fixed Charges shall be reduced by up to $750,000 in cash payments received by P&F in the 2018 Fiscal Year from the exercise by officers and directors of options to purchase P&F stock.

Floor: means 0.00% per annum.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations or Guaranteed Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations or Guaranteed Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guaranteed Obligations: as defined in Section 15.1.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: as defined in the first paragraph of this Agreement together with each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement, including the guaranties set forth in Section 15, now or hereafter executed by a Guarantor in favor of Agent.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Hedge Obligations: means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Horowitz Family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin, niece or nephew, including adoptive relationships.

Horowitz Group: Richard A. Horowitz, the Horowitz Family and any Family Trust, and all Affiliates Controlled by any of the foregoing (the terms “Affiliate” and “Control” for purposes of this definition only having the meaning ascribed to such terms in Rule 405 promulgated by the U.S. Securities and Exchange Commission).

Horowitz Percentage: (a) the sum of all Equity Interests of P&F (including all Derivative Securities) Beneficially Owned by one or more members of the Horowitz Group divided by (b) the sum of all issued and outstanding Equity Interests of P&F (including all Derivative Securities).

Immaterial Subsidiary: each Subsidiary of P&F that has been designated by the Borrower Agent in writing to Agent as a “Designated Immaterial Subsidiary” for purposes of this Agreement and the other Loan Documents; provided that at no time shall (a) the total assets of all Immaterial Subsidiaries as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.2 equal or exceed $250,000; (b) any Immaterial Subsidiary own assets included in the Borrowing Base or any Intellectual Property that is material or material to the business of the Borrowers; or (c) the gross revenues of all Immaterial Subsidiaries (including any Immaterial Subsidiaries dissolved, liquidated or otherwise disposed of during any Measurement Period) for any Measurement Period equal or exceed $250,000, in each case, as determined in accordance with GAAP; provided further, however, that (i) an intercompany receivable owing to Embassy from P&F of approximately $5,000,000 shall not be considered an “asset” for purposes hereof so long as such intercompany receivable is not transferred or encumbered (except among Obligors) and if so requested by Agent, such intercompany payable shall be represented by a note and pledged to Agent pursuant to documentation reasonably satisfactory to Agent; (ii) notes payable to Woodmark and Pacific from WMC in the approximate amount of $7,339,648.78 shall not be considered “assets” for purposes hereof so long as the realizable value thereof as reasonably determined by Borrower Agent is less than $250,000 (and if at any time greater, notice thereof will be given promptly to Agent) and if so requested by Agent, such notes shall be pledged to Agent pursuant to documentation reasonably satisfactory to Agent; and (iii) the Equity Interest of WMC held by Woodmark and Pacific shall not be considered “assets” for purposes hereof so long as the value reasonably attributed thereto by Borrower Agent is less than $250,000 (and if at any time greater, notice thereof will be given promptly to Agent) and if so requested by Agent, such Equity Interests shall be pledged to Agent pursuant to documentation reasonably satisfactory to Agent; and provided further that in no event shall any Subsidiary be designated a “Designated Immaterial Subsidiary” by the Borrower Agent at any time an Event of Default exists. Notwithstanding the foregoing, no Approved Guarantor nor any Subsidiary that owns Accounts or Inventory included in the Borrowing Base (whether or not “eligible”) may be designated or be an Immaterial Subsidiary. As of the Closing Date, the Subsidiaries specified on Schedule 1.2 are the only Subsidiaries designated by the Borrower Agent as Immaterial Subsidiaries for purposes of this Agreement and the other Loan Documents.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Capital One Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s or Approved Guarantor’s business (but excluding Equipment).

Inventory Formula Amount: the least of (i) except during the Temporary Revolver Commitment Increase Period, 10,000,000; (ii) 60% of the Value of Eligible Inventory (including Eligible In-Transit Inventory); and (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory; provided, however, that the Inventory Formula Amount attributable to Eligible In-Transit Inventory shall not exceed $2,500,000.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any loan, advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Capital One or any Affiliate of Capital One, or any replacement appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Jiffy Acquisition: the Acquisition (i) of all or substantially all of the assets of Jiffy Air Tool, Inc., a Nevada corporation, other than the Nevada Real Estate, pursuant to the Jiffy Purchase Agreement for a purchase price of $5,950,000, to be adjusted by a potential two-year earn-out (with a maximum amount not expected to exceed $1,000,000 ) and a working capital adjustment and (ii) by Properties of the Nevada Real Estate pursuant to a customary real property sale and purchase agreement for a purchase price of $1,050,000.

Jiffy Purchase Agreement: the Asset Purchase Agreement dated as of April 5, 2017, with respect to the Jiffy Acquisition.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, (i) total LC Obligations does not exceed the Letter of Credit Subline, and (ii) the sum of the outstanding principal balance of Revolving Loans plus the stated amount of all Letters of Credit do not exceed the Borrowing Base; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance (subject to any automatic renewal provisions in the case of “evergreen” letters of credit), in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Lender in its reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower or Approved Guarantor, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of an Obligor.

Letter of Credit Subline: $5,000,000.

Leverage Ratio: the ratio, determined as of the end of any Measurement Period, of (a) Borrowed Money (other than Contingent Obligations) of P&F and its Subsidiaries as of the last day of such Measurement Period, to (b) Adjusted EBITDA for such Measurement Period.

~~LIBOR: for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or successor rate (or if not available, a reasonably comparable rate approved by the Agent), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent; and provided further, that in no event shall LIBOR be less than zero.~~

~~LIBOR Capex Loan: a Capex Loan that bears interest based on LIBOR.~~

~~LIBOR Loan: each set of LIBOR Revolver Loans, LIBOR Term Loans or LIBOR Capex Loans having a common length and commencement of Interest Period.~~

~~LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.~~

~~LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.~~

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan, Term Loan or Capex Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on December 19, 2013 and on each annual anniversary thereof.

London Banking Day: any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Borrower or of the Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Borrower or of the Obligors, taken as a whole, to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral in any material respect.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $100,000 or more.

Material Subsidiary: Any Subsidiary that is an Obligor, other than an Immaterial Subsidiary.

Measurement Period: (i) at any date of determination during a Reporting Trigger Period, the most recently completed twelve (12) fiscal month period of P&F and its Subsidiaries or (ii) at any other date of determination, the most recently completed four (4) Fiscal Quarter period of P&F and its Subsidiaries.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt (in each case, as amended, modified, supplemented or restated) pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Obligor, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan which has two or more contributing sponsors (including an Obligor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Nevada Real Estate: the real property located at 2254 Conestoga Drive, Carson City, Nevada and owned by Jiffy Air Tool, Inc. and set forth on Schedule 7.3.1.

NOLV: the net orderly liquidation value expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal performed by an appraiser and on terms satisfactory to Agent

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ and Approved Guarantors’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Notes: each Revolver Note, Term Note, Capex Loan Note or other promissory note executed by an Obligor to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as ~~LIBOR~~SOFR Loans, in form satisfactory to Agent.

Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Secured Bank Product Obligations, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, including interest, fees and expenses accruing or incurred after the commencement of an Insolvency Proceeding whether allowed or allowable in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, provided that the Obligations shall exclude any Excluded Hedge Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Operating Account: the operating/disbursement account established by Obligors at Capital One.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith and with respect to compensation, which will include, without limitation, actions contemplated by any existing plan or agreement or any plan or agreement approved by the Borrower Agent’s Board of Directors (or committee thereof) and such Board’s independent compensation consultant reasonably satisfactory to Agent.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreements: each Note; Guaranty; LC Document; Commitment Letter; Lien Waiver; Real Estate Related Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto; provided that, for the avoidance of doubt, “Other Agreements” shall not include any Hedging Agreements or other agreements executed in connection with Bank Product Obligations.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Overdraft Facility: the overdraft facility between Universal, as borrower, and National Westminster Bank Plc, as lender (or another lender from time to time acceptable to Agent) entered into on or about August 12, 2014, as may be amended from time to time.

Patent Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in patents, as security for the Obligations.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Account: the Agent’s account at Capital One to which all payments on account of the Obligations are to made or transferred from the Dominion Account, as designated by the Agent.

Payment Conditions: with respect to any Distribution in the form of the redemption or repurchase of Equity Interests of P&F, or Distributions to the holders of the Equity Interests of P&F (each, a “Specified Distribution”), the satisfaction of the following conditions:

(a)            ~~(a)~~            as of the date of any such Specified Distribution and immediately after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing;

(b)            ~~(b)~~            either

(i)	~~(i)~~ Availability (after giving pro forma effect to such Specified Distribution) during the thirty (30) consecutive day period ending on and including the date of such Specified Distribution shall be not less than 25% of the Revolver Commitments, or

(ii)	~~(ii)~~ (A) Availability (after giving pro forma effect to such Specified Distribution) during the thirty (30) consecutive day period ending on and including the date of such Specified Distribution shall be not less than 17.5% of the Revolver Commitments, and (B) the Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such Specified Distribution, calculated on a pro forma basis as if such Specified Distribution were made on the last day of such Measurement Period, shall be equal to or greater than 1.10 to 1.00; and

(c)            ~~(c)~~            Agent shall have received a certificate of a Senior Officer certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Payment Item: each check, draft or other item of payment payable to a Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Act: the Pension Protection Act of 2006.

Pension Funding Rules: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Obligor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Periodic Term SOFR Determination Day: as defined in the definition of “Term SOFR”.

Permitted Acquisition: each Acquisition with respect to which: (a) the Obligors and any such newly created or acquired Subsidiary shall comply with the requirements of Section 10.1.9; (b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be a business permitted by Section 10.2.16; (c) such Acquisition shall be approved by the board of directors of the Person (or, if such Person is not a corporation, a similar or appropriate governing body) which is the subject of such Acquisition and such Person does not otherwise oppose such Acquisition; (d) the aggregate consideration paid or payable for all such Acquisitions (including any purchase price adjustment, earn-out provision, payments in respect of non-competition or consulting agreements or deferred compensation agreements but excluding any Debt that is in existence when such Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Guarantor as long as such Debt was not incurred in contemplation of such Acquisition) shall not exceed $1,000,000 per Fiscal Year; (e) immediately before (including, on a pro forma basis giving effect to the Acquisition) and immediately after giving effect to any such Acquisition, no Default or Event of Default shall have occurred and be continuing (including, without limitation, pro forma compliance with the financial covenants set forth in Sections 10.3.1 and 10.3.2); and (f) the Borrower Agent shall have (i) provided at least 15 Business Days prior written notice to Agent of such Acquisition along with copies of the acquisition agreements and documentation relating thereto or drafts thereof (with copies of the final agreements and documents to be provided thereafter when completed), which shall be reasonably satisfactory to Agent, along with historical financial statements for the most recent fiscal year end (or, if less, for the period of such Person’s existence) of the Person or business to be acquired (audited if available) to the extent available and unaudited financial statements thereof for the interim periods, which are available, and (ii) delivered to Agent at least 10 Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as Agent may allow, a certificate of a Senior Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such Acquisition, together with a reasonably detailed calculation of pro forma compliance with Sections 10.3.1 and 10.3.2 and all supporting documentation and other financial information that Agent may reasonably request. None of the Accounts or Inventory purchased or otherwise acquired pursuant to an Acquisition shall be included in the calculation of the Borrowing Base until Agent has conducted field examinations and appraisals (which field examinations and appraisals shall be at the expense of the Borrowers and shall not count towards the limits set forth in Section 10.1.1) reasonably required by it with results reasonably satisfactory to Agent, and the Person owning such Equipment, Accounts and Inventory shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Borrowers and have become a Borrower or Guarantor (s determined by Agent).

Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) as long as no Default or Event of Default exists and, other than with respect to an Asset Disposition by a Foreign Subsidiary, all Net Proceeds are remitted to Agent, a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $100,000 or less, provided that any disposition of Equipment related to a Capex Loan shall be in the form of an arms-length sale of such Equipment for cash; (c) as long as no Default or Event of Default exists and, other than with respect to an Asset Disposition by a Foreign Subsidiary, all Net Proceeds are remitted to Agent (i) a sale or assignment of Accounts that are not Eligible Accounts pursuant to Section 6.13 of the Jiffy Purchase Agreement as in effect on the date hereof and (ii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition, liquidation or dissolution of any Immaterial Subsidiary; (f) approved in writing by Agent and Required Lenders or (g) the sale and/or issuance of Equity Interests to the extent not constituting a Change of Control.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) guaranties of Permitted Debt; or (h) in an aggregate amount of $250,000 or less at any time.

Permitted Investment: (a) Investments in Subsidiaries to the extent existing on the Closing Date and set forth on Schedule 10.2.5; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) to the extent constituting Distributions, Distributions permitted under Section 10.2.4; (e) Investments made when no Default or Event of Default has occurred and is continuing in an aggregate amount not to exceed $1,000,000 in the aggregate at any time outstanding for all Obligors; and (f) Permitted Acquisitions and the Jiffy Acquisition.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $500,000 per Fiscal Year and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of an Obligor or any ERISA Affiliate or any such Plan to which an Obligor or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Pledged Interests: as defined in Section 7.4.1.

Post-Petition Interest: as defined in Section 15.4.3.

Prime Rate: the highest of the rate of interest announced by Capital One, Citicorp, N. A. or Bank of America, N.A. from time to time as its prime rate, which rate may be set by such banks on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate shall take effect at the opening of business on the day specified in the public announcement or publication, as applicable, of such change.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments and Capex Loan Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment, Capex Loan Commitment and Term Loan by the aggregate amount of all Revolver Commitments, Capex Loan Commitments and Term Loans; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Reference Time: with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then 8:00 a.m. (New York City time) two Business Days prior to such setting and (b) if such Benchmark is not Term SOFR, then the time determined by Agent in accordance with the Conforming Changes.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers and Approved Guarantors than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 10 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Relevant Governmental Body: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to not more than three months' rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the day that a Default or Event of Default occurs, or Availability is less than 17.5% of the aggregate amount of the Revolver Commitments at any time; and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Availability has been greater than 17.5% of the aggregate amount of the Revolver Commitments at all times.

Representation Letter: that certain letter dated as of the date hereof from Borrowers to Agent relating to the relationship between the Obligors and WMC and the obligations of WMC.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments, Capex Loan Commitments and Term Loans in excess of 50% of the aggregate Revolver Commitments, Capex Loan Commitments and Term Loans; and (b) if the Revolver Commitments and Capex Loan Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt or to perform any of its obligations hereunder.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders in an aggregate amount up to $16,000,000 plus, during the Temporary Revolver Commitment Increase Period, the Additional Revolver Commitments.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: an amended and restated promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: February 8, 2024.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower or Guarantor under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, provided, that ~~,~~ in the case of any Secured Bank Product Provider other than Capital One and its Affiliates, the maximum amount of such Secured Bank Product Obligations shall not exceed the amount specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations would not result in an Overadvance, provided, further, the Secured Bank Product Obligations of an Obligor shall not include its Excluded Hedge Obligations.

Secured Bank Product Provider: (a) Agent, Capital One or any of their respective Affiliates; and (b) any Lender or Affiliate of a Lender that provides a Bank Product, provided, however, in the case of this clause (b), such Lender delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following the entering into or creation of a Bank Product, (i) describing the Bank Product and setting forth the maximum amount of the related Secured Bank Product Obligations (subject to subsequent increase or decrease as set forth in the definition thereof) which is to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Mortgages, the Environmental Agreement, Patent Security Agreements, Trademark Security Agreements, Deposit Account Control Agreements, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of this Agreement and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, vice president of finance or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

SOFR: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Capex Loan: a Capex Loan that bears interest based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

SOFR Loan: each set of SOFR Revolver Loans, SOFR Term Loans or SOFR Capex Loans having a common length and commencement of Interest Period.

SOFR Revolver Loan: a Revolver Loan that bears interest based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

SOFR Term Loan: a Term Loan that bears interest based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Subordinated Debt: unsecured Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity (other than WMC) at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Tangible Net Worth: as of any date of determination, for P&F and its Subsidiaries on a consolidated basis, consolidated shareholders’ equity of P&F and its Subsidiaries on that date as determined in accordance with GAAP minus intangible assets of P&F and its Subsidiaries on that date minus deferred tax assets of P&F and its Subsidiaries on that date plus Subordinated Debt on that date.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: a loan made pursuant to Section 2.2, including any Tranche A Term Loan.

Term Loan Maturity Date: the Revolver Termination Date.

Term Note: promissory notes to be executed by Borrowers in favor of a Lender in the form of Exhibit B-1, which shall be in the amount of such Lender’s Tranche A Commitment and shall evidence the Term Loans made by such Lender.

Temporary Revolver Commitment Increase Period: means the period commencing on March 1, 2022, through and including June 30, 2022.

Term SOFR: means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

Term SOFR Adjustment: for any calculation of the applicable interest rate for a Base Rate Loan or SOFR Loan, a percentage per annum equal to 0.10%.

Term SOFR Administrator: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

Term SOFR Reference Rate: means the rate per annum determined by Agent as the forward-looking term rate based on SOFR.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Tranche A Commitment: for any Lender, the obligation of such Lender to make or maintain a Tranche A Term Loan hereunder, up to the principal amount shown on Schedule 1.1. “Tranche A Commitments” means the aggregate amount of such commitments of all Lenders in an aggregate amount up to $100,000.

Tranche A Term Loan: as defined in Section 2.2.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or ~~LIBOR~~SOFR Loan) that has the same interest option and, in the case of ~~LIBOR~~SOFR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Universal: Universal Air Tools Company Limited, a company organized under the laws of England and Wales.

Unused Line Fee Percentage: a per annum rate equal to (i) 0.15% prior to January 31, 2017 and (ii) 0.25% thereafter.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Government Securities Business Day: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Value: (a) for Inventory (other than Eligible In-Transit Inventory), its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; (b) for Eligible In-Transit Inventory, its value determined on the basis of FOB (as defined in Incoterms 2000 by the International Chamber of Commerce) at the point of shipment; and (c) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

WMC: WM Coffman LLC, a Delaware limited liability company, now known as Old Stairs Co LLC.

1.2            Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Amendment No. ~~5~~10 Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 842 shall be disregarded.

1.3            Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4            Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5            Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.

Section 2.      CREDIT FACILITIES

2.1            Revolver Commitment.

2.1.1            Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the sum of the principal balance of Revolver Loans outstanding at such time (including the requested Loan) plus the stated amount of all Letters of Credit would exceed the Borrowing Base.

2.1.2            Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3            Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility or amendments thereof; (b) to pay Obligations in accordance with this Agreement; (c) to finance the Jiffy Acquisition and Permitted Acquisitions; (d) to make Permitted Investments and Distributions to the extent permitted under this Agreement and (e) for working capital and other lawful corporate purposes of Borrowers.

2.1.4            Voluntary Reduction or Termination of Revolver Commitments.

(a)            The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 20 Business Days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)            Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 20 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof.

(c)            Concurrently with any reduction in or termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) if the reduction or termination occurs during the first Loan Year, 1.00% of the Revolver Commitments being reduced or terminated; and (ii) if it occurs during the second Loan Year, 0.50% of the Revolver Commitments being reduced or terminated. No termination charge shall be payable if termination occurs on the Revolver Termination Date.

2.1.5            Overadvances. If the sum of the outstanding principal balance of Revolver Loans plus the stated amount of all Letters of Credit exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6            Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount (when combined with any outstanding Overadvance) of $1,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2            Term Loan Commitment.

2.2.1            Term Loans. Prior to the Closing Date, certain term loans were made to the Borrowers under the Existing Agreement which remain outstanding as of the Amendment No.5 Closing Date (each such outstanding loans being hereinafter referred to as the “Existing Term Loans”). Subject to the terms and conditions of this Agreement, on the Closing Date the Existing Term Loans are hereby re-evidenced as loans under this Loan Agreement, as Tranche A Term Loans hereunder, and the terms applicable thereto are restated in their entirety and evidenced by this Agreement. On the Amendment No. 5 Closing Date, the Tranche A Commitment of each Lender shall be as set forth on Schedule 1.1 and shall immediately and automatically terminate on such date.

2.2.2            Term Notes. The Term Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Term Note to such Lender.

2.2B            Capex Loan Commitment.

2.2B.1            Capex Loans. Prior to the Closing Date, “Capex Loans” (as defined in the Existing Agreement) were made to the Borrowers under the Existing Agreement which remain outstanding as of the Amendment No.5 Closing Date (each such outstanding loans being hereinafter referred to as the “Existing Capex Loans”). Subject to the terms and conditions of this Agreement, on the Closing Date, the Existing Capex Loans are hereby re-evidenced as Capex Loans ~~loans~~ under this Loan Agreement and the terms applicable thereto are restated in their entirety and evidenced by this Agreement. Each Lender agrees, severally on a Pro Rata basis up to its Capex Loan Commitment, on the terms set forth herein, to make one or more Capex Loans to Borrowers from time to time through the earlier of August 8, 2023 or the Capex Loan Termination Date, as requested by Borrowers in the manner set forth in Section 2.2B.2~~.~~; provided, however, that Borrowers shall not request, and no Lender shall be obligated to advance, any Capex Loans during the Temporary Revolver Commitment Increase Period. No repayment in respect of any Capex Loan may be reborrowed. Each Lender will make Capex Loans only if each of the following conditions is satisfied:

(a)            Borrowers shall have provided evidence to Agent, in form and substance reasonably satisfactory to Agent, that Borrowers will use the proceeds of each requested Capex Loan to purchase, or reimburse Borrowers in connection with the purchase of, new production, used or refurbished Equipment (i) used in such Borrowers’ business operations, (ii) to be located at locations in compliance with this Agreement, and (iii) subject to no Liens other than those in favor of Agent and, when such Capex Loan is made, other Permitted Liens permitted hereunder pursuant to Section 10.2.2(c), (d), (f), and (i); provided that (A) any used or refurbished Equipment is subject to an appraisal in form and substance (and by an appraiser) reasonably satisfactory to Agent; and (B) any Capex Loans made to reimburse Borrowers shall be made within 30 days of Borrowers’ purchase.

(b)            Agent shall have received true copies of the invoice(s) from the seller of the Equipment evidencing the cost of the Equipment Borrowers propose to purchase or for which Borrowers are requesting reimbursement with the proceeds of each Capex Loan, and such invoice(s) disclose(s) that the original principal amount of such requested Capex Loan does not exceed (i) in the case of new Equipment, 75% of the cost of such Equipment, or (ii) in the case of used or refurbished Equipment, 75% of the NOLV of the appraised value of such Equipment, in each case, exclusive of transportation, installation, taxes, software, perishable tooling and other “soft” costs (as determined by Agent in its reasonable discretion) pertaining thereto;

(c)            Agent shall have received, in form and substance reasonably satisfactory to Agent, evidence of insurance covering such Equipment as to which Agent is loss payee pursuant to a Lenders Loss Payable Endorsement acceptable to Agent;

(d)            the requested Capex Loan is in a minimum original principal amount of $250,000;

(e)            the principal amount of the requested Capex Loan, together with the original principal amounts of all other outstanding Capex Loans does not exceed the Capex Commitments;

(f)            unless waived by Lenders, the requested Capex Loan would be the only Capex Loan funded by Lenders during Borrowers’ then existing Fiscal Quarter;

(g)            Borrowers shall have delivered or caused to be delivered to Agent and each Lender any and all documents, agreements and instruments deemed reasonably necessary by Agent or any Lender in connection with the making of such Capex Loan. The proceeds of the Capex Loans shall be used solely for the purposes specified in this Section 2.2B.

2.2B.2            Manner of Borrowing and Funding Capex Loans. A request for a Capex Loan shall be made in the following manner: Borrower Agent shall give Agent notice (in form reasonably satisfactory to Agent) of its intention to borrow a Capex Loan, in which Borrower Agent shall specify the amount of the proposed borrowing (consistent with Section 2.2B.1) and the proposed borrowing date, which shall be a Business Day, no later than 12:00 p.m. (New York time) on the date (a) two (2) Business Days prior to the requested funding date, in the case of Base Rate Loans, and (b) four (4) Business Days prior to the requested funding date, in the case of ~~LIBOR~~SOFR Loans. In addition, Borrowers shall also comply with the requirements of Section 2.2B.1 with respect to such Capex Loan. Each Lender shall timely honor its Capex Loan Commitment on the terms set forth in Section 4.1.2.

2.2B.3            Repayment of Capex Loans. The principal amount of each Capex Loan shall be repaid in consecutive equal monthly installments of 1/60th of the original principal amount thereof, commencing on the first day of the month following the month in which such Capex Loan is made and the first day of each month thereafter until the Capex Loan Termination Date. On the Capex Loan Termination Date, all principal, interest and other amounts owing with respect to each Capex Loan shall be due and payable in full. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders. Payments made with respect to a Capex Loan may not be reborrowed. Borrowers may, at their option from time to time, prepay any Capex Loan selected by Borrowers, in whole or in part, which prepayment must be at least $50,000, plus any increment of $50,000 in excess thereof. Borrowers shall give written notice to Agent of an intended prepayment of a Capex Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month. All prepayments shall be applied to such Capex Loan in inverse order of maturity.

2.3            Letter of Credit Facility.

2.3.1            Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)            Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that any LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)            Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing.

(c)            Obligors assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)            In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2            Reimbursement; Participations.

(a)            If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)            Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)            The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)            No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3            Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, or (c) after the Commitment Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4            Resignation of Issuing Bank. Issuing Bank may resign at any time upon 10 days written notice to Agent and Borrowers. On the effective date of such resignation, Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have the benefits of Sections 2.3, 12.6 and 14.2 with respect to any Letters of Credit issued or other actions taken while Issuing Bank. Agent shall promptly appoint a replacement Issuing Bank and, as long as no Default or Event of Default exists, such replacement shall be reasonably acceptable to Borrowers.

2.3.5            Conflict. The provisions of this Section 2.3 control in the event of any conflict between the specific terms hereof and any LC Application or other LC Document.

Section 3.      INTEREST, FEES AND CHARGES

3.1            Interest.

3.1.1            Rates and Payment of Interest.

(a)            The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a ~~LIBOR~~SOFR Loan, at ~~LIBOR~~Adjusted Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)            During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c)            Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2            Application of ~~LIBOR~~Term SOFR to Outstanding Loans.

(a)            Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any ~~LIBOR~~SOFR Loan at the end of its Interest Period as, a ~~LIBOR~~SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a ~~LIBOR~~SOFR Loan.

(b)            Whenever Borrowers desire to convert or continue Loans as ~~LIBOR~~SOFR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 2:00 p.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any ~~LIBOR~~SOFR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3            Interest Periods. In connection with the making, conversion or continuation of any ~~LIBOR~~SOFR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one ~~or~~, three or six months; provided, however, that:

(a)            the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a ~~LIBOR~~SOFR Loan, and shall expire one, ~~two or~~ three or six months thereafter, as applicable;

(b)            if any Interest Period pertaining to a SOFR Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

~~(b)~~(c)            any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at ~~its~~the end ~~or if such corresponding day falls after the last Business Day~~ of such ~~month, then the~~ Interest Period) shall ~~expire~~end on the last Business Day of ~~such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, then, for purposes of the timing of payment~~ the calendar month at the end of ~~interest only (and not for purposes of determining any subsequent Interest Period), the period shall expire on the next Business Day; provided that such extension of time shall in~~ such ~~case not be included in the computation of payment of interest with the exception of the final payment of interest at maturity or in connection with a voluntary or involuntary prepayment of principal prior to maturity; and~~Interest Period;

(d)            no Interest Period for a Term Loan or Capex Loan, or any portion thereof shall extend beyond the last scheduled payment date therefor and no Interest Period shall extend beyond the Revolver Termination Date; and

~~(e)~~(e)            no Interest Period ~~for~~applicable to a ~~LIBOR~~ Term Loan ~~may be established that would require repayment before the end of an Interest Period in order to make~~or Capex Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment ~~on~~ in respect of such Term Loan or Capex Loan, as applicable, unless the aggregate principal amount of such Term Loan or Capex Loan represented by Base Rate Loans or by SOFR Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

3.2            Fees.

3.2.1            Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Percentage times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2            LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for ~~LIBOR~~SOFR Revolver Loans times the average daily undrawn amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.250% per annum on the undrawn amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which may be charged to the Loan Account upon incurrence or which charges shall be paid upon 5 Business ~~Days~~Days' notice thereof. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum~~..~~.

3.2.3            Collateral Management Fee. Borrowers shall pay to Agent, for its own account, in equal monthly installments on the first day of each month, a collateral management fee of 18,000 per annum through February, 2019 and $7,500 per annum thereafter.

3.3            Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4            Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their regular hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section may be charged to the Loan Account upon incurrence during the continuance of Default or Event of Default or otherwise, upon 3 days' notice thereof.

3.5            Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund ~~LIBOR~~SOFR Loans, or to determine or charge interest rates based upon ~~LIBOR~~SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to make or continue ~~LIBOR~~SOFR Loans or to convert Base Rate Loans to ~~LIBOR~~SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the ~~LIBOR~~SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the ~~LIBOR~~SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (x) Borrowers shall prepay or, if applicable, convert all ~~LIBOR~~SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the ~~LIBOR~~SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~LIBOR~~SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~LIBOR~~SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon ~~LIBOR~~SOFR, Agent shall, during the period of such suspension, compute the Base Rate applicable to such Lender without reference to the ~~LIBOR~~SOFR component thereof until Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~LIBOR~~SOFR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6            Inability to Determine Rates; Benchmark Replacement Setting.

3.6.1            Inability to Determine Rates. If Agent determines (which determination shall be conclusive absent manifest error), or Required Lenders notify Agent, for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a ~~LIBOR~~SOFR Loan that (1) ~~Dollar deposits are not being offered to banks~~no Benchmark Replacement has been determined in ~~the London interbank Eurodollar market for the applicable amount~~accordance with Section 3.6.2, and ~~Interest Period of such Loan~~the Benchmark Replacement Date has occurred, (2) adequate and reasonable means do not exist for determining ~~LIBOR~~Adjusted Term SOFR for the requested Interest Period, or (3) ~~LIBOR~~Adjusted Term SOFR for the requested Interest Period does not, in Lender’s good faith judgment, adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain ~~LIBOR~~SOFR Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the ~~LIBOR~~SOFR component of the Base Rate, the utilization of the ~~LIBOR~~SOFR component in determining the Base Rate shall be suspended, in each case until Agent ~~(~~determines or upon instruction by Required Lenders~~)~~ revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a ~~LIBOR~~SOFR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.6.2            Effect of Benchmark Transition Event.

~~1.1.1~~            Benchmark Replacement ~~Setting~~. Notwithstanding anything to the contrary herein or in any other Loan Document~~:~~

~~(a)            Replacing LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 2-month, 3-month, 6-month and 12 month U.S. Dollar LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of U.S. Dollar LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.~~

(a)            ~~Replacing Future Benchmarks. Upon~~, upon the occurrence of a Benchmark Transition Event, ~~the Benchmark Replacement will~~ Agent and Borrowers may amend this Agreement to replace the then-current Benchmark ~~for all purposes hereunder and under any Loan Document in~~with a Benchmark Replacement. Any such amendment with respect ~~of any~~to a Benchmark ~~setting~~Transition Event will become effective at ~~or after~~ 5:00 p.m. (New York City time) on the fifth (5th) Business Day after ~~the date notice of such Benchmark Replacement is provided to~~Agent has notified in writing all affected Lenders ~~without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document~~ and Borrowers so long as Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~ amendment from Lenders comprising the Required Lenders. ~~At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower Agent’s receipt of notice from Agent that~~No replacement of a Benchmark with a Benchmark Replacement ~~has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into~~ pursuant to this Section 3.6.2(a ~~request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.~~) will occur prior to the applicable Benchmark Transition Start Date.

~~(c)~~(b)            Benchmark Replacement Conforming Changes. In connection with the implementation ~~and administration~~ of a Benchmark Replacement, Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

~~(d)~~(c)            Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower Agent and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes.~~. Agent will promptly notify Borrower Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6.2(d). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.2.

~~(e)~~(d)            Unavailability of Tenor of Benchmark. ~~At~~Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including ~~Term SOFR or LIBOR),~~the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove ~~any tenor of~~ such ~~Benchmark that is~~ unavailable ~~or~~, non-representative ~~for~~ , non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) ~~settings and (ii) Agent~~or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate ~~any~~ such previously removed tenor ~~for Benchmark (including Benchmark Replacement) settings~~.

~~(a)            Definitions.~~

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.~~

~~“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section 3.6.2, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.~~

~~“Benchmark Replacement” means, for any Available Tenor:~~

~~(1)  For purposes of clause (a) of this Section 3.6.2, the first alternative set forth below that can be determined by Agent:~~

~~(a)            the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or~~

~~(a)            the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section 3.6.2; and~~

~~(2)  For purposes of clause (b) of this Section 3.6.2, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Agent and Borrower Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;~~

~~provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

~~“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.~~

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.~~

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.~~

~~“Early Opt-in Election” means the occurrence of: (a) a notification by Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (2) the election by Agent to trigger a fallback from LIBOR and the provision by Agent of written notice of such election to Lenders.~~

~~“Floor” means zero percent (0%).~~

~~“Relevant Governmental Body” means the Federal Reserve System Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve System Board or the Federal Reserve Bank of New York, or any successor thereto.~~

~~“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~

~~“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

(e)            Benchmark Unavailability Period. Upon Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower Agent may revoke any pending request for, conversion to or continuation of a SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.7            Increased Costs; Capital Adequacy.

3.7.1            Change in Law. If any Change in Law shall:

(a)            impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender ~~(except any reserve requirement reflected in LIBOR)~~ or Issuing Bank;

(b)            subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c)            impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any ~~LIBOR~~SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2            Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3            Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8            Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9            Funding Losses. ~~If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans~~In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of Section 12.10, then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower Agent and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.10            Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.      LOAN ADMINISTRATION

4.1            Manner of Borrowing and Funding Revolver Loans.

4.1.1            Notice of Borrowing.

(a)            Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 12:00 p.m. (New York time) (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of ~~LIBOR~~SOFR Loans. Notices received after 12:00 p.m. (New York time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or ~~LIBOR~~SOFR Loans, and (D) in the case of ~~LIBOR~~SOFR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)            Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)            If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2            Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of ~~LIBOR~~SOFR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans to the Operating Account or otherwise, to an account or pursuant to direction of Borrower Agent, in each case, reasonably satisfactory to Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3            Swingline Loans; Settlement.

(a)            Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $1,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)            To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4            Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2            Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3            Number and Amount of ~~LIBOR~~SOFR Loans; Determination of Rate. Each Borrowing of ~~LIBOR~~SOFR Loans when made shall be in a minimum amount of $250,000, plus any increment of $100,000 in excess thereof. No more than ~~7~~9 Borrowings of ~~LIBOR~~SOFR Loans may be outstanding at any time, and all ~~LIBOR~~SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. The aggregate dollar amount of ~~LIBOR~~SOFR Loans may not comprise more than 80% of the outstanding dollar amount of all Revolver Loans plus 100% of the outstanding dollar amount of all Term Loans plus 100% of the outstanding dollar amount of all Capex Loans minus any scheduled principal payments of the Term Loans to be made pursuant to Section 5.3.1 minus any scheduled principal payments of the Capex Loans to be made pursuant to Section 2.2B.3 during Interest Periods for all ~~LIBOR~~SOFR Loans. Upon determining ~~LIBOR~~Adjusted Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4            Borrower Agent. Each Obligor hereby designates P&F (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder (as well as other Reports and information provided by Agent to Lenders), and , receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Obligor. Agent and Lenders may give any notice or communication with an Obligor hereunder to Borrower Agent on behalf of such Obligor. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5            One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6            Effect of Termination. On the effective date of the termination of all the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Obligors contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Obligors and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

Section 5.      PAYMENTS

5.1            General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a ~~LIBOR~~SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to ~~LIBOR~~SOFR Loans.

5.2            Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts, Inventory or Equipment, then Net Proceeds equal to the greater of (a) the net book value of such Accounts, Inventory or Equipment, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3            Repayment of Term Loans.

5.3.1            Payment of Principal. The principal amount of the Tranche A Term Loans shall be repaid on the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full. Once repaid, whether such repayment is voluntary or required, Tranche A Term Loans may not be reborrowed.

5.3.2            Mandatory Prepayments.

(a)            [Reserved];

(b)            Concurrently with any Asset Disposition of Real Estate, Borrowers shall prepay, in an amount equal to the Net Proceeds of such disposition, Capex Loans until paid in full;

(c)            Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Real Estate, Borrowers shall prepay, in an amount equal to such proceeds Capex Loans until paid in full, subject in each case to Section 8.6.2;

(d)            Concurrently with any issuance of Equity Interests by a Borrower (other than in connection with compensation or benefits paid or provided to employees, officers or directors), Borrowers shall prepay, in an amount equal to the net proceeds of such issuance, to Agent for the Pro Rata benefit of each Lender holding Capex Loans until paid in full;

(e)            Concurrently with any Asset Disposition of Equipment, Borrowers shall prepay, in an amount equal to the Net Proceeds of such disposition, the Capex Loans until paid in full and any balance to the Revolving Loans until paid in full; and

(f)            On the Commitment Termination Date, Borrowers shall prepay all Term Loans and Capex Loans (unless sooner repaid hereunder).

5.3.3            Optional Prepayments. Borrowers may, at their option from time to time, prepay the Term Loans, which prepayment must be at least $50,000, plus any increment of $10,000 in excess thereof. Borrowers shall give written notice to Agent of an intended prepayment of Term Loans, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month.

5.3.4            Interest; Application of Prepayments. Each prepayment of Term Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to principal in inverse order of maturity.

5.3.5            Acknowledgment of Repayment of Tranche A Term Loan. The parties acknowledge and agree the Tranche A Term Loan is not outstanding as of the Amendment No. 10 Closing Date, such Tranche A Term Loan having been repaid prior to the such date.

5.4            Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5            Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Obligors is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6            Post-Default Allocation of Payments.

5.6.1            Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall, at the option of Agent or the direction of Required Lenders, be allocated as follows:

(a)            first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)            second, to all amounts owing to Agent on Swingline Loans;

(c)            third, to all amounts owing to Issuing Bank on LC Obligations;

(d)            fourth, to all Obligations constituting fees (other than Bank Product Obligations);

(e)            fifth, to all Obligations constituting interest (other than Bank Product Obligations);

(f)            sixth, to all Secured Bank Product Obligations relating to Cash Management Services;

(g)            seventh, to all Loans, Letters of Credit, including Cash Collateralization of outstanding and LC Obligations; and

(h)            last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Excluded Hedge Obligations with respect to any Obligor shall not be paid with amounts received from such Obligor or its assets, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Amounts distributed with respect to any Secured Bank Product Obligations owing to a Lender or an Affiliate of a Lender shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent and the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within ten days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.

5.6.2            Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7            Application of Payments. Payments of good funds received in the Payment Account maintained at Agent shall be applied to the Obligations on the Business Day of receipt. Amounts otherwise received by Agent shall be applied to the Obligations on the Business Day of receipt of good funds if received by 12:00 noon (New York time) on such day, otherwise such funds may be applied to the Obligations on the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable. In the absence of a Default or Event of Default, any prepayment of Loans shall be applied first to Base Rate Loans and then to ~~LIBOR~~SOFR Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 5.7 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), so long as no Default or Event of Default shall have occurred and be continuing, only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrowers, the Excess Amount shall be made available to the Borrowers to the extent an Overadvance would not be caused thereby.

5.8            Loan Account; Account Stated.

5.8.1            Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2            Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9            Taxes.

5.9.1            Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2            Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.10            Lender Tax Information.

5.10.1            Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2            Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3            Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11            Nature and Extent of Each Borrower’s Liability.

5.11.1            Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Hedge Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2            Waivers.

(a)            Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)            Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3            Extent of Liability; Contribution.

(a)            Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)            If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)            Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d)            Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Hedge Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4            Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5            Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6.      CONDITIONS PRECEDENT

6.1            Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder on the Closing Date, unless each of the following conditions has been satisfied:

(a)            Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)            Agent shall have received, in proper form for filing or recording, all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, to the extent requested by Agent.

(c)            Agent shall have received all certificates or instruments representing or evidencing all Pledged Interests required by Section 7.4.1 accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

(d)            Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) each Borrower, on an individual basis, is Solvent and the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 that are qualified by materiality are true and correct and the representations and warranties set forth in Section 9 that are not qualified by materiality are true and correct in all material respects; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)            Agent shall have received a certificate of a duly authorized officer of each Obligor (other than an Immaterial Subsidiary), certifying (i) that such Obligor’s Organic Documents have not been modified or the attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)            Agent shall have received (i) a written opinion of Ruskin Moscou Faltischek, P.C. LLP in form and substance satisfactory to Agent and (ii) a written opinion of any local counsel to Obligors as Agent may reasonably request, in form and substance satisfactory to Agent.

(g)            Agent shall have received good standing certificates for each Obligor (other than an Immaterial Subsidiary), issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)            Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(i)            The Jiffy Acquisition shall be consummated in accordance with the Jiffy Purchase Agreement without any amendments, modifications, waivers or consents thereto that are not reasonably acceptable to the Agent.

6.2            Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)            No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)            The representations and warranties of each Obligor in the Loan Documents that are qualified by materiality shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant, and the representations and warranties of each Obligor in the Loan Documents that are not qualified by materiality shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant, except for representations and warranties that expressly relate to an earlier date, in which case they shall be true and correct (or true and correct in all material respects, as the case may be) as of such earlier date;

(c)            All conditions precedent in any other Loan Document shall be satisfied;

(d)            No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)            With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

Section 7.      COLLATERAL

7.1            Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, whether now owned or hereafter acquired, and wherever located, including all of the following Property:

(a)            all Accounts;

(b)            all Chattel Paper, including electronic chattel paper;

(c)            all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)            all Deposit Accounts;

(e)            all Documents;

(f)            all General Intangibles, including Intellectual Property;

(g)            all Goods, including Inventory, Equipment and fixtures;

(h)            all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)            all Supporting Obligations;

(l)            all cash, Cash Collateral, Cash Equivalents or monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender;

(m)            all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)            all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything herein to the contrary, no security interest shall be granted to Agent or Secured Parties under this Section 7.1 in any Equity Interests of P&F as may hereafter be repurchased by P&F with the consent of the Lenders.

7.2            Lien on Deposit Accounts; Cash Collateral.

7.2.1            Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2            Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3            Real Estate Collateral.

7.3.1            Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Obligors, including the Real Estate owned as of the Amendment No. 5 Closing Date (which is set forth on Schedule 7.3.1) or as otherwise provided in Section 10.2.22. All Mortgages shall be duly recorded, at Obligors’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Obligor acquires Real Estate hereafter, Obligors shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2            Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Obligor hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4            Investment Property and other Equity Interests.

7.4.1            Delivery of Certificates. All certificates or instruments representing or evidencing any Investment Property or other Equity Interests constituting Collateral hereunder (“Pledged Interests”), including the Pledged Interests as of the Amendment No. ~~5~~10 Closing Date which are set forth on Schedule 7.4.1 hereto, shall be delivered to and held by or on behalf of Agent, for the benefit of Secured Parties, pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and, with respect to Equity Interests in corporations, non-assessable.

7.4.2            Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (i) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, it will comply with the instructions originated by Agent in accordance with this Agreement or the Security Documents without further consent of any other Obligor.

7.4.3            Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) is permitted to be paid on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor or to another Obligor designated by the Borrower Agent. If an Event of Default has occurred and is continuing, then any such Dividend or payment (other than Upstream Payments) shall be paid directly to Agent to be applied as set forth in Section 5.7.

7.4.4            Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Obligors shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof. If an Event of Default shall have occurred and be continuing, all rights of Obligors to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent’s option upon notice to such Obligors, be suspended, and all such rights shall, at Agent’s option upon notice to such Obligors, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option upon notice to such Obligors, thereupon have the sole right to exercise such voting and other consensual rights and during the continuation of such Event of Default, Agent shall have the right to act with respect thereto as though it were the outright owner thereof.

7.4.5            Securities Accounts. Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of Agent, to dispose of such Collateral at the direction of Agent and comply with the instructions originated by Agent without further consent of any Obligor. Agent agrees with the Obligors that such instruction shall not be given by Agent unless a Default or Event of Default has occurred and is continuing.

7.5            Other Collateral; New Subsidiaries.

7.5.1            Commercial Tort Claims. Borrower Agent shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.5.2            Certificate of Title Collateral. Borrower Agent shall deliver to Agent, as soon as practicable following a request therefore by Agent, any and all evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for title).

7.5.3            Certain After-Acquired Collateral. Borrower Agent shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights with a value in excess of $10,000 and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.4            New Subsidiaries. Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (other than an Immaterial Subsidiary) by any Obligor, then the Borrower Agent shall, at the Obligors’ expense, within 30 days after such formation or acquisition (or such later date as the Agent may specify in its sole discretion), (a) cause it to become a Borrower under this agreement if it is a wholly-owned Domestic Subsidiary of Parent, or, if none of the assets of such subsidiary are to be included in the Borrowing Base or the Agent otherwise consents (or requests) in writing, cause it to become a Guarantor and guaranty the Obligations in a manner reasonably satisfactory to Agent, and (b) cause such Domestic Subsidiary to duly execute and deliver to Agent such joinder agreements, amendments or supplements to the Loan Documents as are reasonably requested by the Agent, (if required under Section 8.5) control agreements and a legal opinion in form and substance reasonably satisfactory to Agent, to cause or authorize the filing of appropriate UCC financing statements, and to take any other action as may be necessary to vest in Agent valid and subsisting Liens on the properties purported to be subject thereto.

7.5.5            New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of a Deposit Account, securities account or commodity account by any Obligor, other than any excluded account described in Section 8.5, such Obligor shall deliver to Agent a Deposit Account Control Agreement covering such Deposit Account, or other control agreement covering such securities account or commodity account, in each case, in form and substance reasonably satisfactory to Agent, duly executed by such Obligor, Agent and the applicable bank, securities intermediary or commodity intermediary, as the case may be.

7.6            No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Hedge Obligation of the granting Obligor.

7.7            Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor irrevocably authorizes Lender at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation (i) whether such Obligor is an organization, the type of organization and any organizational identification number issued to such Obligor, (ii) indicating the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and (iii) filing any financing or continuation statements, amendments or other documents without the signature of such Obligor where permitted by law. Each Obligor hereby ratifies any action taken by Lender before the Amendment No. ~~5~~10 Closing Date to effect or perfect its Lien on any Collateral. All of Agent’s Liens on Collateral (and all evidences of such Liens), whether effected hereunder or under any other Loan Document, are granted to Agent as agent for the benefit of all Secured Parties.

7.8            Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

Section 8.         COLLATERAL ADMINISTRATION

8.1            Borrowing Base Certificates. By the 20th day of each month, Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month; provided, however, that during a Reporting Trigger Period, Borrowers shall deliver to Agent a Borrowing Base Certificate on a weekly basis, by the third Business Day of the week, as of the end of the prior week, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the Borrowing Base Reserve.

8.2            Administration of Accounts.

8.2.1            Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts of any single Account Debtor in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Borrower has knowledge thereof.

8.2.2            Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3            Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4            Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring prompt (and in any event within two Business Days after receipt) deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5            Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3            Administration of Inventory.

8.3.1            Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall (a) conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) or (b) periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2            Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $25,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3            Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Other than the customers and locations listed in Schedule 8.3.3, no Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Schedule 8.3.3 may be amended or supplemented from time to time by Borrowers with the consent of Agent. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4            Administration of Equipment.

8.4.1            Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2            Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; or (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens (other than a Purchase Money Lien with respect to Equipment related to a Capex Loan).

8.4.3            Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5            Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (a) an account exclusively used for payroll, payroll taxes or employee benefits, (b) an account containing not more than $10,000 at any time or (c) accounts maintained at Wachovia Bank, National Association and KeyBank, in each case, containing not more than $25,000 at any time), including, without limitation, the execution and delivery of a Deposit Account Control Agreement for each such Deposit Account, subject to Section 10.2.22 . Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6            General Provisions.

8.6.1            Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2            Insurance of Collateral; Condemnation Proceeds.

(a)            Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A- VII, unless otherwise approved by Agent) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent (and with respect to Real Estate and Equipment related to a Capex Loan, the terms and amount are reasonably satisfactory to Agent). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)            Any proceeds of insurance (other than proceeds from workers’ compensation, D&O, employee practice insurance or life insurance as to which an Obligor is not the beneficiary) and any awards arising from condemnation of any Collateral shall be paid to Agent. Subject to Section 8.6.2(c), any such proceeds or awards that relate to (i) Inventory or Equipment other than Equipment related to a Capex Loan shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, other than Term Loans and Capex Loans, (ii) Real Estate shall be applied first to Term Loans, Capex Loans or Revolver Loans (in Agent’s reasonable discretion) and then to other Obligations, (iii) Equipment related to a Capex Loan shall be applied to payment of such Capex Loan then to other Capex Loans or Revolver Loans (in Agent’s reasonable discretion) and then to other Obligations, other than Term Loans and (iv) life insurance shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding, other than Term Loans and Capex Loans.

(c)            Any insurance proceeds or condemnation awards relating to any loss or destruction of Real Estate or Equipment may be used by the Borrowers (1) with the consent of the Agent or (2) if requested by Borrowers in writing within 90 days after Agent’s receipt of such proceeds, to repair or replace such Real Estate or Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral); provided that, in the case of this clause (2), as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans or proposed applications reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties or other locations in compliance with this Agreement and are of comparable size, quality and utility to the destroyed buildings or replacement Equipment is of comparable type, quality and utility to and of equal or greater value than the damaged Equipment; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000 in the case of Equipment and $2,000,000 in the case of Real Estate; provided that, any proceeds of Equipment related to a Capex Loan may not be so used unless at the time of proposed use of such proceeds, all of the applicable conditions for making a Capex Loan would be met (other than the limitation set forth in Section 2.2B.1(d), (e) or (f) or elsewhere in this Agreement, but solely with respect to this clause (c)).

8.6.3            Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4            Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7            Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a)            Endorse a Obligor’s name on any Payment Item (including Chattel Paper and Instruments) or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)            During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

Section 9.         REPRESENTATIONS AND WARRANTIES

9.1            General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1            Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2            Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents delivered by it or to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3            Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4            Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Amendment No. ~~5~~10 Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5            Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6            Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)            it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)            it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)            it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)            it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)            no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the written reports submitted to Agent hereunder; and

(g)            to the best of Borrowers’ knowledge, except as reflected on the written reports submitted to Agent hereunder, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7            Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2017, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

9.1.8            Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9            Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10          Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, other than fees payable to Daroth Capital Advisors LLC in connection with the Jiffy Acquisition.

9.1.11          Intellectual Property. Except as set forth on Schedule 9.1.11, each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11.

9.1.12          Governmental Approvals. Each Borrower and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13          Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14          Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect or to exceed $50,000. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect or to exceed $50,000. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.

9.1.15          Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement conditions, restricts or prohibits the execution, delivery or performance of any Loan Document, the incurrence or repayment of any Obligations or the granting of any Liens on any assets, by an Obligor.

9.1.16          Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17          No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract to the best of its knowledge or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18          ERISA. Except as disclosed on Schedule 9.1.18:

(i)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii)	There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(iii)	(i) No ERISA Event has occurred, and no Obligor or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Obligor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Obligor or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Obligor or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Obligor or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(iv)	With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(v)	No Obligor or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 9.1.18 hereto.

9.1.19          Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, that individually or in the aggregate would cause a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Amendment No. 5 Closing Date.

9.1.20          Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

9.1.21          Payable Practices. Except in the Ordinary Course of Business, no Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Amendment No. 5 Closing Date.

9.1.22          Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23          Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24          OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

9.2            Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.       COVENANTS AND CONTINUING AGREEMENTS

10.1            Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1          Inspections; Appraisals.

(a)            Permit Agent, or its representatives or designees, from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)            Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; and (ii) appraisals of Inventory and Equipment up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Obligors specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. (The current standard per diem charge for an employee of Agent or the third party currently utilized by Agent is $850 per day or part thereof.) This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2          Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)            as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for (i) Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by CohnReznick LLP or another firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent, and a copy of the annual report on Form 10-K if any Obligor is a reporting entity and (ii) of Universal which consolidated statements shall be audited and certified (without qualification) by Smith & Williamson LLP or another firm of chartered accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)            as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Quarter and within 90 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, (i) on consolidated and consolidating bases for Borrowers and Subsidiaries (which consolidating statements shall be prepared by Borrowers), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and a copy of the quarterly report on Form 10-Q if any Obligor is a reporting entity; and (ii) on consolidated and consolidating bases for Universal, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)            concurrently with delivery of financial statements under clauses (a) and (b) above (in the case of clause (b) when no Reporting Trigger Period is in effect, only for the last month in each Fiscal Quarter), or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)            concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)            not later than 60 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next three Fiscal Years of Borrowers, in which the first Fiscal Year shall be on a monthly basis and the next two Fiscal Years shall be on an annual basis;

(f)            within 20 days after the end of each month, each Obligor shall provide Agent with (i) a detailed trade payable aging, as of the end of the prior month and at Agent’s request, a listing of each such Obligor’s trade payables, specifying the trade creditor and balance due, all in form reasonably satisfactory to Agent, and (ii) a detailed listing of Inventory by location, including details of any inventory in-transit to such Obligor, as of the end of the prior month, all in form reasonably satisfactory to Agent;

(g)            promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h)            promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)             such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business; and

10.1.3          Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000 not covered by insurance; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; or (l) notices of any claims or actions against any Obligor in excess of $25,000 relating to WMC; and after the occurrence of any of the foregoing, provide status updates and copies of documents as reasonably requested by Agent.

10.1.4          Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5          Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6          Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7          Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $2,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8          Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9          Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary promptly (but within 30 days or such later date as is agreed by the Agent) cause it to be joined to this Agreement, at the option of the Agent, as a Borrower or a Guarantor of the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as Agent shall deem appropriate. If such a Person is a Foreign Subsidiary, upon request of the Agent, promptly (but within 30 days or such later date as is agreed by the Agent) deliver 65% of the Equity Interests of such Foreign Subsidiary to the Agent, along with such documents (including a pledge agreement and stock powers executed in blank) reasonably requested by Agent to obtain and perfect a Lien on such Equity Interests for the benefit of Agent and the Secured Parties.

10.1.10        Depository Bank. Other than Foreign Subsidiaries, maintain Capital One as its principal depository bank, including for the maintenance of operating, collection, disbursement and other deposit accounts and Cash Management Services.

10.1.11        Anti-Money Laundering. Promptly following any request therefor, deliver information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the US PATRIOT Act, the beneficial ownership requirements under 31 C.F.R. § 1010.230 or other applicable anti-money laundering laws.

10.2            Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1          Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)            the Obligations;

(b)            Subordinated Debt;

(c)            Permitted Purchase Money Debt;

(d)            Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)            Bank Product Debt;

(f)             Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $500,000 in the aggregate at any time;

(g)            Permitted Contingent Obligations;

(h)            Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)             Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $250,000 in the aggregate at any time; and

(j)             Debt of Universal with respect to the Overdraft Facility not to exceed $300,000 at any time outstanding.

10.2.2            Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)            Liens in favor of Agent;

(b)            Purchase Money Liens securing Permitted Purchase Money Debt;

(c)            Liens for Taxes not yet due or being Properly Contested;

(d)            non-consensual, possessory or statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)            Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f)            Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)            Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h)           easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)             Liens on assets of Universal to secure Debt under the Overdraft Facility;

(j)             normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and

(k)            other Liens existing on the date hereof and shown on Schedule 10.2.2.

10.2.3        [Reserved].

10.2.4        Distributions; Upstream Payments; Executive Compensation. Declare or make any Distributions or pay executive compensation, except (a) Upstream Payments, (b) Distributions of Equity Interests that do not result in a Change of Control, (c) executive compensation, including incentive compensation, and management and directors’ fees and expenses consistent with past practice and, in the case of incentive compensation, with any incentive plans approved by the Board of Directors of P&F as set forth on Schedule 10.2.4 or as subsequently approved by such Board (or a committee thereof) and such Board’s independent compensation consultant reasonably satisfactory to Agent, (d) Distributions in the form of the redemption or repurchase of the Equity Interests of P&F so long as the Payment Conditions are satisfied, (e) Distributions to the holders of the Equity Interests of P&F so long as the Payment Conditions are satisfied, and (f) the Fidelity Transaction, provided that (x) no Default or Event of Default exists before or after giving effect to the Fidelity Transaction, (y) Availability is not less than $2,500,000 after giving effect to the Fidelity Transaction and (z) the Fixed Charge Coverage Ratio as of the month end immediately preceding the consummation of the Fidelity Transaction (determined for the then ending twelve month period) is not less than 1.00 to 1.00; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5        Restricted Investments. Make any Investment other than a Permitted Investment; provided that none of the Accounts or Inventory purchased or otherwise acquired pursuant to an Acquisition shall be included in the calculation of the Borrowing Base until Agent has conducted field examinations and appraisals (which field examinations and appraisals shall be at the expense of the Borrowers and shall not count towards the limits set forth in Section 10.1.1) reasonably required by it with results reasonably satisfactory to Agent, and the Person owning such Equipment, Accounts and Inventory shall be a (directly or indirectly) wholly-owned Subsidiary of the Borrowers and have become a Borrower or, at the option of Agent, as a Guarantor.

10.2.6        Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7        Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by a Borrower or Guarantor to another Borrower or from a Guarantor to another Guarantor or from a Subsidiary that is not an Obligor to an Obligor (provided, that the terms thereof are reasonably satisfactory to Agent); (e) from a Borrower to a Guarantor in the Ordinary Course of Business and not to exceed $500,000 at any time outstanding with respect to all loans from all Borrowers to all Guarantors and (f)  Permitted Investments.

10.2.8        Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date or, if later, when entered into (or, in each case, as amended thereafter with the consent of Agent) except payments made in connection with a Permitted Asset Disposition in satisfaction of Permitted Liens on the Equipment or Real Estate that is the subject of such Asset Disposition.

10.2.9        Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) Permitted Acquisitions, (ii) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary (provided that if either Subsidiary is an Obligor, the surviving Subsidiary shall be an Obligor) or into a Borrower, and (iii) liquidations or dissolutions of Immaterial Subsidiaries; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or other organizational identification number; or (d) change its form or state of organization. Notwithstanding the foregoing, ATSCO may change its legal name, provided that Agent shall have received prior written notice and within ten (10) days of the effective date of such name change, a duly authorized amendment to such Obligor’s certificate of incorporation certified by the Secretary of State of the State of Delaware reflecting and confirming such change of name.

10.2.10      Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11      Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except for new agreements, amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or Obligor, or its Subsidiaries, and do not adversely affect the ability of a Borrower, Obligor or a Domestic Subsidiary to borrower hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interest of Agent or the Lenders and so long as at the time of such amendment, modification or change, no Default or Event of Default shall exist or have occurred and be continuing.

10.2.12      Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries and WMC.

10.2.13      Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14      Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and set forth on Schedule 9.1.15; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt or a Foreign Subsidiary that is an obligor with respect to such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15      Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16      Conduct of Business. Engage in any business, other than its business as conducted on the Amendment No. 5 Closing Date and any business reasonably related, ancillary or complimentary to such business.

10.2.17      Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered (including executive compensation and incentive compensation in accordance with Section 10.2.4) and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers or solely among Guarantors; (e) transactions among Borrowers and Guarantors provided that they do not involve in the aggregate the transfer of assets or value to one or more Guarantors having a value in excess of $250,000 at any one time outstanding; (f) transactions that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (g) an agreement between Richard A. Horowitz and the Board of Directors of P&F dated February 14, 2019, regarding, among other things, voting and other limitations, and (h) transactions with Affiliates (other than WMC, except as provided in Section 10.2.20) in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18      Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19      Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; (g) results in the Obligations not being fully benefited by the subordination provisions applicable thereto or (h) results in the Obligations not constituting “Senior Debt” under any applicable subordination agreement.

10.2.20      WMC. No Obligor shall (i) transfer any assets or make any loans to, or Investments in WMC, (ii) assume, become obligated for or satisfy any obligations of WMC, (ii) resume any of the operations or business of WMC or (iv) use the names or other assets of WMC in its business or operations except for payment of reasonable expense, including without limitation legal and accounting fees, in connection with the winding up or dissolution of WMC.

10.2.21      Immaterial Subsidiaries. No Immaterial Subsidiary may be designated as a Material Subsidiary or acquire (or own) assets, incur debt or have revenue that would cause such Immaterial Subsidiary (or all Immaterial Subsidiaries, as the case may be) to exceed any of the limits set forth in the definition of “Immaterial Subsidiaries” without the prior written consent of the Agent. In connection with providing its consent, Agent may require such resolutions, certificates, Organic Documents, lien searches and opinions relating thereto as reasonably requested by Agent.

10.3        Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1        [Reserved].

10.3.2        Fixed Charge Coverage Ratio. During any Reporting Trigger Period, maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the end of each Measurement Period.

Section 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1        Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)            A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)            A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7 .5, 7.7, 8.1, 8.2.4, 8.2.5, 8.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3 (d), 10.2 or 10.3;

(d)           An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)            A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)            Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)           Any unsatisfied judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)           A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $600,000 ($800,000 in the case of hurricane damage to any Collateral);

(i)             An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business that could reasonably be expected to have a Material Adverse Effect; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)             An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)             An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $250,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)             An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)           A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect; or

(n)           Any material provision of any subordination provision applicable to any Subordinated Debt in excess of an aggregate of $500,000, ceases to be in full force and effect; or any Obligor contests in any manner the validity or enforceability of any such provision; or any Obligor breaches any such provision.

11.2        Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)            declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)            terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)            require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)           exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3        License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4        Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 4.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed to be held in trust for the benefit of Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5        Remedies Cumulative; No Waiver.

11.5.1        Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers or Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2        Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.    AGENT

12.1        Appointment, Authority and Duties of Agent.

12.1.1        Appointment and Authority. Each Secured Party appoints and designates Capital One as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory, or whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2        Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3        Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4        Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from any or all Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of Secured Parties shall be required in the circumstances described in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2        Agreements Regarding Collateral and Field Examination Reports.

12.2.1        Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2        Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3        Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Capital One nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3        Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4        Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or a Lender specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral. Notwithstanding the foregoing, however, a Secured Party may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Secured Party, including the filing of proofs of claim in an Insolvency Proceeding.

12.5        Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent. The Pro Rata sharing provisions of this Section shall not be construed to apply to (a) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) the application of Cash Collateral provided for in Section 2.3.3, (c) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolver Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant (to the extent permitted hereunder) or (d) any payment made in respect of, and to any Lender participating in, any additional loan facility arising under any amendment of this Agreement.

12.6        Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF CREDIT PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7        Limitation on Responsibilities of Agent. ~~Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make to Secured Parties any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.~~

12.7.1        Limitations Generally. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make to Secured Parties any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.7.2        Limitations Regarding Interest Rates, Benchmarks, and Conforming Changes. Agent and Agent Indemnitees:

(a)           shall not be responsible to any Secured Party, any Borrower, any other Obligor or any other Person, or have any liability for, any incorrect or inaccurate determination of Term SOFR or the Base Rate for any purpose under any Loan Document; and

(b)           do not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers. Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers or any other Obligor, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

12.8        Successor Agent and Co-Agents.

12.8.1        Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Capital One by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2        Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9        Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10      Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11      Remittance of Payments and Collections.

12.11.1      Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.11.2      Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3      Return of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it on demand without setoff, counterclaim, defense, or deduction of any kind. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

12.11.4      Erroneous Payments. Without limitation of any other provision in this Agreement:

(a)            If Agent notifies a Lender, Issuing Bank, or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank, or other Secured Party (any such Lender, Issuing Bank, other Secured Party or other recipient, a “Payment Recipient”), that Agent has determined in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and held in trust for the benefit of Agent, and such Lender, Issuing Bank, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this Section 12.11.4(a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding Section 12.11.4(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.

(c)            Each Lender, Issuing Bank and Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to Agent under Section 12.11.4(a) above or under the indemnification provisions of this Agreement.

(d)            Borrowers and each other Obligor hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be contractually subrogated (irrespective of whether Agent may be equitably subrogated) to all the rights of such Lender, Issuing Bank, or other Secured Party under the Loan Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from any Borrower or any other Obligor for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, other Secured Party or Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by Agent from any Borrower or any other Obligor for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(e)            To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 12.11.4 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank, or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.12      Agent in its Individual Capacity. As a Lender, Capital One shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Capital One in its capacity as a Lender. Each of Capital One and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Capital One were any other lender, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Capital One and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Capital One and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity and not as Agent hereunder.

12.13      Agent Titles. Each Lender, other than Capital One, that is designated (on the cover page of this Agreement or otherwise) by Capital One as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14      Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15      No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2        Participations.

13.2.1        Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (other than a Defaulting Lender, an Obligor or an Affiliate of an Obligor) (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2        Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3            Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3            Assignments.

13.3.1            Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2            Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

Section 14.      MISCELLANEOUS

14.1            Consents, Amendments and Waivers.

14.1.1            Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document, provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement and that

(a)            without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)            without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c)            without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; or (iii) extend the Revolver Termination Date, Term Loan Maturity Date or Capex Loan Termination Date;

(d)            without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) release Collateral with a book value greater than $1,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (iv) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; and

(e)            without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.

14.1.2            Limitations. The agreement of any Obligor shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Commitment Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3            Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2            Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE OR ASSERTED BY ANY OBLIGOR OR OTHER PERSON. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3            Notices and Communications.

14.3.1            Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Amendment No. ~~5~~10 Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2            Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3            Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Obligor.

14.4            Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5            Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Domestic Subsidiary.

14.6            Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7            Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8            Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9            Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10            Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11            No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Agent or any Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Agent or Lenders. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12            Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a non-confidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14            Consent to Forum.

14.14.1            Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15            Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16            Patriot Act Notice. Agent and Lenders hereby notify ~~Obligor s~~Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding ~~Obligor s’~~Obligors’ management and owners, such as legal name, address, social security number and date of birth.

14.17            Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 14.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 15.      GUARANTY OF OBLIGATIONS

15.1            Guaranty; Limitation of Liability. In order to induce Agent and Lenders to enter into this Agreement and to induce the Lenders to extend credit hereunder and to induce the Lenders or their affiliates provide Bank Products, and in recognition of the direct benefit received by the Guarantors from the extension of such credit and provision of such Bank Products, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Section 15 being, as amended from time to time, the “Facility Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or any other Secured Party in enforcing any rights under this Facility Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving such other Obligor.

15.1.1            No Fraudulent Transfer. Each Guarantor, Agent and each other Secured Party, hereby confirms that it is the intention of such Persons that this Facility Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Facility Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, each Guarantor, Agent and each of the other Secured Parties hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Guarantor that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the other Obligors in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of each Guarantor under this Facility Guaranty not constituting a fraudulent transfer or conveyance.

15.1.2            Contribution. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Facility Guaranty, any other Loan Document or any other guaranty, each Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

15.2            Guaranty Absolute.

15.2.1            Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under or in respect of this Facility Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Facility Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions. The liability of each Guarantor under this Facility Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;

(c)            any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents or any other assets of any Obligor; the failure of Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(e)            the fact that any Collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Facility Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any such Collateral;

(f)            any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(g)            any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(h)            the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety, other than Full Payment of the Guaranteed Obligations.

15.2.2            Reinstatement. This Facility Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made.

15.2.3            Guarantied Obligations Due. Each Guarantor hereby further agrees that, as between each Guarantor on the one hand, and Agent and the other Secured Parties, on the other hand, (i) the Guaranteed Obligations of each Guarantor may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 15.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Obligors guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 11.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for all purposes of this Facility Guaranty.

15.3            Waivers and Acknowledgments. Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Facility Guaranty and any requirement that Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

15.3.1            Waiver of Right of Revocation. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Facility Guaranty and acknowledges that this Facility Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

15.3.2            Waiver of Defenses. Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Guarantor or other rights of each Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of each Guarantor hereunder.

15.3.3            Foreclosure. Each Guarantor acknowledges that Agent may, without notice to or demand upon each Guarantor and without affecting the liability of each Guarantor under this Facility Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by Agent and the other Secured Parties against each Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

15.3.4            Waiver of Duty to Disclose. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of Agent or any Secured Party to disclose to each Guarantor any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Obligor or any of its Subsidiaries now or hereafter known by Agent or such Secured Party.

15.3.5            Knowing Waivers. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.

15.4            Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of each Guarantor’s Obligations under or in respect of this Facility Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Borrower, any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until Full Payment of all of the Guaranteed Obligations and all other amounts payable under this Facility Guaranty. If any amount shall be paid to each Guarantor in violation of the immediately preceding sentence at any time prior to the Full Payment of the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of each Guarantor and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Facility Guaranty thereafter arising. If any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and Full Payment of the Guaranteed Obligations shall occur, then the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Facility Guaranty.

15.4.1            Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations in the nature of borrowed money owed to each Guarantor by each other Obligor (as used in this Section 15, the “Intercompany Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 15.4:

15.4.2            Prohibited Payments, Etc. Except (a) during the continuance of any Event of Default under Sections 11.1(a) or (j) or (b) after notice from Agent or any Lender of any other Event of Default under this Agreement, each Guarantor may receive regularly scheduled payments from any other Obligor on account of the Intercompany Obligations. During the continuance of any Event of Default under Sections 11.1(a) or (j) or after notice from Agent or any Lender of any other Event of Default under this Agreement, however, each Guarantor shall not demand, accept or take any action to collect any payment on account of the Intercompany Obligations unless the Required Lenders otherwise agree.

15.4.3            Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Obligor, each Guarantor agrees that the Secured Parties shall be entitled to receive Full Payment in cash of all Guaranteed Obligations (including all interest, expenses and fees (including legal fees) accruing after the commencement of any Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (as used in this Section 15, “Post-Petition Interest”)) before each Guarantor receives payment of any Intercompany Obligations.

15.4.4            Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), each Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Intercompany Obligations as trustee for the Secured Parties and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of each Guarantor under the other provisions of this Facility Guaranty.

15.4.5            Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Intercompany Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

15.4.6            Continuing Guaranty; Assignments. This Facility Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of the Guaranty Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 13.3. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

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